Stereotaxis Reports Third Quarter 2013 Financial Results

-Increases System Revenue 34% Sequentially from Second Quarter 2013-

-Improves Balance Sheet through Capital Transactions and Renewal of Silicon Valley Bank Credit Facility-

-Receives Reimbursement Classification for Niobe® in Japan-

-Receives FDA Clearance of VdriveTM with V-SonoTM System-

-Incurs One-Time, Non-Cash Expense Related to Capital Transactions, Impacting Net Loss-

ST. LOUIS, MO, November 14, 2013—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the third quarter ended September 30, 2013. In light of the Company’s current rights offering and preceding preliminary earnings release, the Company will not be holding a conference call in conjunction with this release, but refers stockholders to the results and comments contained herein along with Form 10-Q for the quarter ended September 30, 2013.

Management Comments

“We achieved two important milestones during the third quarter, receiving FDA clearance to market our Vdrive™ Robotic Navigation System with V-Sono™ Intracardiac Echocardiography catheter manipulator in the U.S. and reimbursement approval of our Niobe® Magnetic Navigation System in Japan,” said William Mills, Stereotaxis Board Chairman and interim Chief Executive Officer. “Our immediate priorities now are to secure an in-country distributor in Japan and establish reference sites in both countries to enhance our marketing efforts. Initial users of the Vdrive with V-Sono system in the U.S. are already sharing among their peers the positive outcomes they are experiencing with the system, including improved productivity and catheter stability.”

Mr. Mills continued, “During the quarter, we also increased capital revenue by 34% sequentially on three Niobe ES systems, one of which represented a second system sale to a particular hospital. With continued challenges in growing utilization, we remain committed to optimizing the full scope of our clinical resources to accelerate activity with the Niobe platform and are seeing incremental improvements in several targeted accounts.”

“Our operational goals depend on a solid financial footing, and we made substantial progress in deleveraging our balance sheet in the third quarter,” said Mr. Mills. “Through a series of transactions with investors and a renegotiation of our credit agreement with Silicon Valley Bank, we significantly reduced our short-term obligations and improved our cash position. Additionally, we have initiated a rights offering for stockholders and eligible warrant holders, which we expect to end on November 21.”

Third Quarter Financial Results

Revenue for the third quarter 2013 totaled $10.8 million, compared to $9.7 million in the second quarter of 2013, an 11.2% sequential increase, and $11.6 million in the prior year third quarter.

System revenue improved 33.9% sequentially to $4.4 million, as the Company recognized revenue of $2.7 million on three Niobe ES systems, $0.1 million in Vdrive system sales and $1.6 million in Odyssey® system sales in the third quarter 2013. Recurring revenue of $6.4 million in the quarter was consistent with $6.5 million in the prior year third quarter and $6.4 million in the 2013 second quarter. Utilization declined 12% both sequentially and compared to the same quarter last year. The Company generated new capital orders of $1.8 million, which includes one Niobe ES order, one ES upgrade, two Vdrive orders and three Odyssey system orders, compared to $7.1 million in the third quarter of 2012 and $4.0 million in the second quarter of 2013. Ending capital backlog for the 2013 third quarter was $5.3 million.

Gross margin in the quarter was $7.3 million, or 67.7% of revenue, versus $8.1 million, or 69.8% of revenue, in the third quarter 2012 and $7.3 million, or 74.6% of revenue, in the second quarter 2013. Operating expenses in the third quarter were $8.4 million, a 6.9% improvement from both the year ago period and previous quarter.

Operating loss in the third quarter was $(1.1) million, an increase of 14.4% compared to $(0.9) million in the prior year quarter, and a 39% sequential reduction compared to $(1.8) million in the second quarter. Interest expense increased $6.0 million year over year and $5.5 million sequentially, primarily due to a one-time, non-cash expense related to recent capital transactions. The 2013 third quarter results included a $53.4 million expense related to a non-cash, mark-to-market adjustment and accelerated amortization of convertible debt discount as a result of transactions with convertible note holders and other equity investors in August 2013. Including this charge, the net loss for the third quarter was $(56.9) million, or $(4.49) per share, compared to a net loss of $(1.9) million, or $(0.25) per share, reported in the third quarter 2012 and a net loss of $(3.0) million, or $(0.37) per share, reported for the second quarter 2013. Excluding this charge, the net loss for the 2013 third quarter would have been $(3.3) million, or $(0.26) per share. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount related to financing in May 2012, the third quarter 2012 adjusted net loss would have been $(2.3) million, or $(0.29) per adjusted share, and the second quarter 2013 net loss would have been $(3.2) million, or $(0.39) per share. The weighted average diluted shares outstanding for the third quarters of 2013 and 2012 totaled 12.7 million and 7.7 million, respectively, and 8.2 million for the second quarter of 2013.

Cash burn for the third quarter of 2013 was $1.6 million, compared to $3.6 million for the third quarter of 2012 and $2.2 million for the second quarter of 2013.

Financial Position

At September 30, 2013, Stereotaxis had cash and cash equivalents of $8.4 million, compared to $4.1 million at June 30, 2013. During the quarter, the Company received gross proceeds of approximately $11.7 million in additional capital and extinguished its subordinated convertible debentures through the exercise of warrants by its convertible subordinated note holders, as well as by certain other equity investors.

At quarter end, total debt was $21.5 million, including $18.5 million related to HealthCare Royalty Partners debt. Due to extinguishment of convertible debt during the third quarter, non-cash interest expense is expected to be minimal in future quarters with the majority of the interest expense driven by the HealthCare Royalty Partners debt. Under an amended credit agreement with Silicon Valley Bank, completed on August 30, 2013, Stereotaxis extended its $3 million asset based revolving line of credit through March 31, 2014, and terminated the $3 million of available advances guaranteed by Alafi Capital Company and an affiliate of Sanderling Venture Partners. Furthermore, the prepayment premium on its term note was eliminated from the agreement, allowing the Company to repay the outstanding amount under this facility prior to its maturity date of December 2013, without penalty.

Clinical Update

As previously announced, the government of Japan has classified the Niobe system as a C2 medical device, the highest of five reimbursement categories for medical devices in Japan, and authorized a temporary fee per Niobe procedure. A more permanent reimbursement structure will be established by April 1, 2014. Additionally, the Company continues its clinical study for the Vdrive™ with V-Loop™ circular catheter manipulator and has completed over 90% enrollment to date. This five-center 120-patient clinical study will be part of a future Vdrive with V-Loop 510(k) submission that the Company intends to file upon completion of the study.

2013 Objectives

Stereotaxis does not provide revenue and earnings per share guidance, but reiterates the following goals for the full year 2013:

·	Expand global footprint through entry of the Niobe platform in Japan

·	Continue to manage operating expenses at a prudent level

·	Strengthen balance sheet through proceeds received from rights offering

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-

looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2013	2012

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,386,605	$7,777,718
Accounts receivable, net of allowance of $301,459 and $640,183 in
2013 and 2012, respectively	8,096,385	11,570,489
Inventories	4,738,032	5,098,241
Prepaid expenses and other current assets	1,918,412	3,492,067

Total current assets	23,139,434	27,938,515
Property and equipment, net	1,419,320	2,141,923
Intangible assets, net	1,754,445	1,979,320
Long-term receivables	19,975	73,199
Other assets	33,815	32,987

Total assets	$26,366,989	$32,165,944

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$3,242,800	$12,264,490
Accounts payable	3,193,816	3,556,688
Accrued liabilities	6,839,797	5,361,810
Deferred contract revenue	7,399,431	9,502,939
Warrants	4,955,588	2,968,348

Total current liabilities	25,631,432	33,654,275

Long-term debt, less current maturities	18,242,083	16,824,736
Long-term deferred contract revenue	293,047	477,159
Other liabilities	-	-

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized, none
outstanding at 2013 and 2012	-	-

Common stock, par value $0.001; 300,000,000 shares authorized,
15,925,480 and 8,018,615 shares issued at 2013 and 2012, respectively	15,925	8,019
Additional paid-in capital	431,831,756	366,053,627
Treasury stock, 4,015 shares at 2013 and 2012	(205,999)	(205,999)
Accumulated deficit	(449,441,255)	(384,645,873)

Total stockholders' equity (deficit)	(17,799,573)	(18,790,226)

Total liabilities and stockholders' equity (deficit)	$26,366,989	$32,165,944

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,

	2013	2012	2013	2012

Revenue
System	$4,449,598	$5,040,025	$10,000,926	$14,082,637
Disposables, service and accessories	6,371,846	6,521,374	18,962,129	20,274,888

Total revenue	10,821,444	11,561,399	28,963,055	34,357,525

Cost of revenue
System	2,338,175	2,429,764	5,132,007	6,948,145
Disposables, service and accessories	1,161,449	1,057,057	3,032,150	3,560,585

Total cost of revenue	3,499,624	3,486,821	8,164,157	10,508,730

Gross margin	7,321,820	8,074,578	20,798,898	23,848,795

Operating expenses:
Research and development	1,300,287	1,904,648	4,313,590	6,925,928
Sales and marketing	4,102,968	4,096,842	13,213,528	16,318,911
General and administration	2,987,408	3,007,598	9,688,116	10,349,817

Total operating expenses	8,390,663	9,009,088	27,215,234	33,594,656

Operating loss	(1,068,843)	(934,510)	(6,416,336)	(9,745,861)

Other income (expense)	(48,160,084)	598,494	(46,660,340)	9,679,848
Interest income	1,306	1,982	3,973	5,353
Interest expense	(7,640,821)	(1,581,247)	(11,722,679)	(4,861,106)

Net loss	$(56,868,442)	$(1,915,281)	$(64,795,382)	$(4,921,766)

Net loss per common share:
Basic	$(4.49)	$(0.25)	$(6.72)	$(0.74)
Diluted	$(4.49)	$(0.25)	$(6.72)	$(0.74)

Weighted average shares used in computing net loss per
common share:
Basic	12,666,414	7,701,332	9,640,249	6,651,255

Diluted	12,666,414	7,701,332	9,640,249	6,651,255